Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Shareholders and Board of Directors
WageWorks, Inc.
San Mateo, California
We hereby consent to the incorporation by reference in the Registration Statements on Form S3 (No. 333-218815) and Form S-8 (No. 333-217759, 333-211559, 333-204219, 333-194863, 333-188658 and 333-181300) of WageWorks, Inc. of our reports dated May 29, 2019, relating to the consolidated financial statements and the effectiveness of WageWorks, Inc.’s internal control over financial reporting, which appear in this Form 10-K.
Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018.

/s/ BDO USA, LLP

San Jose, California

May 29, 2019